Exhibit 99.1
ONE LIBERTY PROPERTIES, INC.
60 Cutter Mill Road - Suite 303
Great Neck, New York 11021
www.onelibertyproperties.com

Telephone 516.466.3100
Telecopier 516.466.3132

ONE LIBERTY PROPERTIES ACQUIRES A PORTFOLIO OF EIGHT OFFICE
DEPOT LOCATIONS IN A SALE/LEASEBACK TRANSACTION

Great Neck, New York - September 29, 2008 - One Liberty Properties, Inc. (NYSE:OLP) announced today that on September 26, 2008 it acquired, through wholly-owned subsidiaries, a portfolio of eight retail locations, containing an aggregate of 218,137 square feet of retail space, located in Florida, Illinois, North Carolina, Texas, California, Georgia and Oregon. The total purchase price for the portfolio was approximately $47.6 million and was paid all cash. Simultaneously with the acquisition, each of the properties was leased on a triple net basis for an initial term of approximately ten years, with options to extend. Each of the properties is leased to Office Depot, Inc. (NYSE:ODP).

Patrick J. Callan, Jr., President and Chief Executive Officer of One Liberty, commented that “this portfolio was attractive to One Liberty in part because of the quality and geographic diversity of the properties, and this acquisition furthers our objective of acquiring well-situated, improved net leased properties.”

One Liberty is a New York-based REIT that specializes in the acquisition and ownership of a diverse portfolio of real estate properties under long term net leases. One Liberty's leases generally provide for contractual rent increases with all operating expenses and most or all other property related expenses paid by the tenant. For more information on One Liberty, please visit our website at www.onelibertyproperties.com.

Materials included in this filing may contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to be materially different from historical results or from any future results expressed or implied by such forward-looking statements. Statements that include the words "may," "will," "would," "could," "should," "believes," "estimates," "projects," "potential," "expects," "plans," "anticipates," "intends," "continues," "forecast," "designed," "goal," or the negative of those words or other comparable words should be considered uncertain and forward-looking.

Contact: Mark Lundy - 516.466.3100